EXHIBIT 3(i)

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                  AS AMENDED


     FIRST.  The name of the Corporation is Kennametal Inc.

     SECOND. The location and post office address of its registered office in this Commonwealth is Route 981 Westmoreland County Airport, Latrobe, Pennsylvania 15650.

     THIRD. The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law, approved the 5th day of May, A.D. 1933, P.L. 364, as amended, including but not limited to, manufacturing, processing, research or development, and the business of manufacturing cemented carbide products including tools and related items.

     FOURTH.  The term of its existence is perpetual.

     FIFTH. The authorized capital stock of the Corporation shall be 70,000,000 shares of Capital Stock of the par value of $1.25 per share and 5,000,000 shares of Class A Preferred Stock without par value.

     A description of each class of shares and a statement of the voting rights, designations, preferences, qualifications, privileges, limitations, options, restrictions, conversion rights and other special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the Corporation to establish series of Class A Preferred Stock and to fix and determine the relative rights and preferences as between series of Class A Preferred Stock, and the variations therein, are as follows:

          1. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Class A Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the voting rights, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions, and other special or relative rights of such series. Each of such series may differ from every other series previously authorized, as may be determined by the Board of Directors in any or all respects, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

               (a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

               (b) the annual dividend or dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

               (c) the price or prices at which, and the terms and conditions on which, if any, the shares of such series may be redeemed or made redeemable;

               (d) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

               (e) the preferential amount or amounts, if any, payable upon shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

               (f) the voting rights, if any, of the shares of such series; provided, that exclusive of any other voting rights fixed and determined for shares of Class A Preferred Stock or any series thereof, and solely for purposes of determining, in connection with a stockholder vote required by Article SEVENTH, Article EIGHTH, Article NINTH or Article TENTH, (i) the outstanding stock of the Corporation entitled to vote and (ii) the percentage thereof that is voted affirmatively by the holders thereof, the portions of such outstanding stock and of such percentage thereof, respectively, that are represented by the holders of outstanding shares of Class A Preferred Stock shall be determined on the basis of (i) the aggregate number of votes, if any, that the holders of all outstanding shares of Class A Preferred Stock are entitled to cast and (ii) the aggregate number of votes, if any, that the holders of all outstanding shares of Class A Preferred Stock affirmatively do cast, respectively, in connection with a stockholder vote required by Article SEVENTH, Article EIGHTH, Article NINTH or Article TENTH;

               (g) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the Corporation or other securities into which such shares may be converted;

               (h) the relative seniority, priority or junior rank of such series as to dividends or assets with respect to any other classes or series of capital stock then or thereafter to be issued; and

               (i) such other terms, preferences, qualifications, privileges, limitations, options, restrictions, and other special rights, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix or determine under the laws of the Commonwealth of Pennsylvania.

      All shares within each series of Class A Preferred Stock shall be alike in every particular, expect with respect to the dates from which dividends, if any, shall commence to accrue.

          2. Unless otherwise provided by law, the Articles of Incorporation or the By-laws of the Corporation, or in a resolution or resolutions establishing any particular series of Class A Preferred Stock, the aggregate number of authorized shares of Class A Preferred Stock may be increased by an amendment to the Articles of Incorporation approved solely by a majority vote of the outstanding shares of Capital Stock.

          3. The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Class A Preferred Stock or all or any part of the authorized and unissued shares of Capital Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.

          4.   The holders of Capital Stock shall have one vote per share.

          5. The Capital Stock shall be subject to the prior rights of holders of any series of Class A Preferred Stock outstanding, according the the preferences, if any, of such series.

          6. The Corporation may issue shares of stock, option rights, or securities having conversion or option rights, without first offering them to the holders of Class A Preferred Stock or Capital Stock.

     SIXTH. The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation or other person, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

     SEVENTH. (a) Except as set forth in paragraph (b) of this Article Seventh, the affirmative vote of the holders of seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote shall be required for:

          (i) any merger or consolidation to which the Corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties;

          (ii) any sale or other disposition by the Corporation, or any of its subsidiaries, of all or substantially all of the assets of the Corporation or any of its subsidiaries to an Interested Person;

          (iii) any purchase or other acquisition by the Corporation, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and

          (iv) any other transaction with an Interested Person which requires the approval of the stockholders of the Corporation under the Pennsylvania Business Corporation Law, as in effect from time to time.

     (b) The provisions of paragraph (a) of this Article Seventh shall not be applicable to any transaction described therein, if such transaction is approved by resolution of the Board of Directors of the Corporation, provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person.

     (c) As used in this Article Seventh, the term "Interested Person" shall mean any person, firm or corporation, or any group thereof acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the Corporation. The Board of Directors' determination of who constitutes an Interested Person within the meaning of this provision shall be conclusive.

     (d) The affirmative vote of the holders of seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote shall be required to amend, alter or repeal this Article Seventh.

     EIGHTH. (a) An affirmative vote of the holders of seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote shall be required for:

          (i) The removal of the entire Board of Directors, a class of the board of Directors or any individual director without assigning any cause; and

          (ii) Increasing the size of the Board to more than twelve, or decreasing the size of the Board to fewer than eight, members.

     (b) The affirmative vote of the holders of seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote shall be required to amend, alter or repeal this Article Eighth.

     (c) Any reclassification of the Board of Directors or decrease in its size which would have the effect of eliminating the seat of an existing director shall be considered the removal of a director and within the voting requirements of this provision.

     NINTH. (a) Any purchase by the Corporation, directly or indirectly, of shares of Voting Stock (as hereinafter defined) from a 4% Shareholder (as hereinafter defined) at a price per share in excess of the Market Price (as hereinafter defined) at the time of such purchase shall, except as hereinafter expressly provided, require the affirmative vote of the holders of that amount of the voting power of the then outstanding shares of Voting Stock equal to the sum of (i) the voting power of the shares of Voting Stock of which such 4% Shareholder is the beneficial owner (as hereinafter defined) and (ii) a majority of the voting power of the remaining outstanding shares of Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise.

     (b) The provisions of paragraph (a) of this Article Ninth shall not be applicable to (i) any offer to purchase made by the Corporation which is made on the same terms and conditions to all holders of the same class of Voting Stock as those so purchased, (ii) any transaction which may be deemed to be a purchase by the Corporation of Voting Stock which is made in connection with the terms or operation of any stock option or other employee benefit plan now or hereafter maintained by the Corporation, or (iii) any purchase by the Corporation of Voting Stock on the open market and not as a result of a privately negotiated transaction.

     (c)  For purposes of this Article Ninth:

          (i) A "person" shall mean any individual, firm, corporation, partnership, trust or other entity.

          (ii) "Voting Stock" shall mean the outstanding shares of all classes or series of authorized capital stock of the Corporation entitled to vote generally in the election of directors.

          (iii) "4% Shareholder" shall mean any person (other than the Corporation or any corporation of which a majority of any class or series of equity security is owned, directly or indirectly, by the Corporation), including any group formed for the purpose of acquiring, holding or voting Voting Stock, who or which is the beneficial owner, directly or indirectly, of at least 4% of the voting power of the outstanding Voting Stock and became such beneficial owner within two years prior to the date of the purchase referred to in paragraph (a) of this Article Ninth or any agreement in respect thereof.

          (iv) A person shall be a "beneficial owner" of any Voting Stock which such person directly or indirectly, beneficially or of record, owns or controls by agreement, understanding, voting trust or otherwise.

          (v) For purposes of determining whether a person is a 4% Shareholder pursuant to paragraph (c)(iii) of this Article Ninth, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c)(iv) of this Article Ninth but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (vi) "Market Price" means the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States Securities Exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such Exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not quoted, the fair market value at the time in question of a share of such stock as determined by the Board in good faith.

          (vii) "Disinterested Director" means (A) any member of the Board of Directors of the Corporation (the "Board") who neither is a director or officer of, has a material equity interest in, nor is, the 4% Shareholder referred to in paragraph (a) of this Article Ninth and who was a member of the Board more than two years prior to the date of the purchase referred to in paragraph (a) of this Article Ninth, and (B) any successor of a Disinterested Director who was not nominated for election as a director by the 4% Shareholder referred to in paragraph (a) of this Article Ninth and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

     (d) A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for purposes of this Article Ninth, on the basis of information known to them after reasonable inquiry, (i) whether a person is a 4% Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a price is in excess of the Market Price, and (iv) such other matters with respect to which a determination is required under this Article Ninth. The good faith determination of a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this Article Ninth.

     TENTH. (a) In addition to any affirmative vote required by law, the Articles of Incorporation, or the By-laws of the Corporation, Business Combinations with an Interested Shareholder shall require the affirmative vote of at least a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock other than the Interested Shareholder, voting together as a single class; provided, however, that such affirmative vote shall not be required and such Business Combination shall require only the affirmative vote, if any, required by law, the Articles of Incorporation, or the By-laws of the Corporation if:

          (i) The Business Combination shall have been approved by a majority of Disinterested Directors; or

          (ii) All of the following six conditions shall have been met:

               (A) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Capital Stock in exchange for their stock, and the aggregate amount of the cash consideration and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Capital Stock in such Business Combination shall be at least equal to the highest of the following:

                    (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Interested Shareholder in order to acquire any shares of Capital Stock beneficially owned by the Interested Shareholder which were acquired (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

                    (II) the Fair Market Value per share of Capital Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the
                "Determination Date"), whichever is higher;

                    (III) the highest Fair Market Value per share of Capital
                Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the immediately preceding 30-day period; and

                    (IV) (if applicable) the price per share equal to the Fair Market Value per share of Capital Stock determined pursuant to clause (II) preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid in order to acquire any shares of Capital Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Capital Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of Capital Stock.

               All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

               (B) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Stock other than Capital Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (ii)(B) shall be required to be met with respect to every such class of outstanding Voting Stock whether or not the Interested Shareholder beneficially owns any shares of a particular class of such Voting Stock):

                    (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Interested Shareholder in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

                    (II) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any liquidation, dissolution, or winding up of the Corporation;

                    (III) the highest Fair Market Value per share of such class of Voting Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the immediately preceding 30-day period;

                    (IV) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                    (V) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to clause (IV) immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers'
                fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any share of such class of Voting Stock.

           All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

               (C) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Capital Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of Voting Stock which are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by the Interested Shareholder.

               (D) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
           Combination:

                    (I) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock;

                    (II) there shall have been (x) no reduction in the annual rate of dividends paid on the Capital Stock (except as necessary to reflect any subdivision of the Capital Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Capital Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

                    (III) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which such Interested Shareholder became an Interested Shareholder.

          (E) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with a Business Combination or otherwise.

          (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     (b)  For the purposes of this Article Tenth:

          (i)  The term "Business Combination" shall mean:

               (A) any merger or consolidation of the Corporation or any Subsidiary with (I) any Interested Shareholder or with (II) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

               (B) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary thereof having an aggregate Fair Market Value of, equal to or in excess of a Substantial Part of the assets of the Corporation;

               (C) the issuance, exchange, sale, or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities, or other consideration (or a combination thereof) having an aggregate Fair Market Value of, equal to or in excess of a Substantial Part of the assets of the Corporation;

               (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

               (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries which involves or is proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder and has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder.

          (ii) The term "person" shall mean any individual, firm, corporation, partnership, trust or other entity.

          (iii) The term "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership, or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

               (A) is at such time the beneficial owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding Voting Stock;

               (B) was at any time within the two-year period immediately prior to such time the beneficial owner, directly or indirectly, of more than ten percent (10%) of the voting power of the then outstanding Voting Stock; or

               (C) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within two years prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

          (iv) A person shall be a "beneficial owner" of any Voting Stock:

               (A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on September 1, 1988;

               (B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

               (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

          (v) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section (b)(iii) of this Article Tenth, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of Section (b)(iv) of this Article Tenth but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise.

          (vi) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on September 1, 1988 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

          (vii) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section (b)(iii) of this Article Tenth the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (viii) "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with, and not a representative of, an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder and any successor of a Disinterested Director who is unaffiliated with, and not a representative of, the Interested Shareholder and is recommended or elected to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

          (ix) "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made.

          (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Section (a)(ii) of this Article Tenth shall include the shares of Capital Stock and/or the shares of any class of outstanding Voting Stock retained by the holders of such shares.

          (xi) A "Substantial Part of the assets of the Corporation" shall mean more than twenty-five percent (25%) of the fair market value of the total assets of the Corporation as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

          (xii) The term "Voting Stock" shall mean the outstanding shares of all classes or series of authorized capital stock of the Corporation entitled to vote generally in the election of directors.

          (xiii) The term "Capital Stock" shall mean the outstanding shares of the Capital Stock of the par value of $1.25 per share and shall also mean any class of common stock which may be authorized under the Articles of Incorporation.

     (c) A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article Tenth, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Tenth, including without limitation
(i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in Section (a)(ii) of this Article Tenth have been met with respect to any Business Combination, and (v) whether the assets which are the subject of any Business Combination equal or exceed, or whether the consideration to be received from the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination equals or exceeds, a Substantial Part of the assets of the Corporation. Any such determination made in good faith shall be binding and conclusive on all parties.

     (d) Nothing contained in this Article Tenth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     (e) Unless otherwise clear from the context, all terms used in this Article Tenth shall have the meanings given to them in this Article Tenth. The masculine gender shall include the feminine and neuter genders, and vice versa; and the singular shall include the plural, and vice versa.

     (f) Notwithstanding any other provisions of law, the Articles of Incorporation, or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders would be entitled to cast at an annual election of directors, voting together as a single class, shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, this Article Tenth.




                       STATEMENT WITH RESPECT TO SHARES

                          SERIES ONE PREFERRED STOCK


     RESOLVED that pursuant to the authority conferred upon the Board of Directors by Paragraph 1 of Article 5th of the Articles of Incorporation of the Corporation, as amended, there is hereby established a series of the Class A Preferred Stock of the Corporation to consist initially of 200,000 shares with the designation and relative rights and preferences thereof to be as follows:

     "Section 1. DESIGNATION. The shares of such series shall be designated as "Series One Preferred Stock." Shares of this series shall be issued pursuant to the exercise of rights to purchase Series One Preferred Stock distributed to the holders of Capital Stock, par value $1.25 per share, of the Corporation (the "Capital Stock").

     Section 2. DIVIDENDS AND DISTRIBUTIONS. Subject to the rights and preferences of the holders of any shares of any series of Class A Preferred Stock ranking senior as to dividends to this Series One Preferred Stock, the holders of shares of Series One Preferred Stock, in preference to the holders of Capital Stock and shares of stock ranking junior as to dividends to the Series One Preferred Stock, shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of September, December, March and June in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series One Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Capital Stock, or a subdivision of the outstanding shares of Capital Stock (by reclassification or otherwise), paid on the Capital Stock at any time during the quarter year immediately preceding the quarter year ending on the day immediately preceding such Quarterly Dividend Payment Date. In the event the Corporation shall at any time after October 23, 1990 (the "Rights Declaration Date") during any quarter year immediately preceding the quarter year ending on the day immediately preceding a Quarterly Dividend Payment Date (i) declare any dividend on Capital Stock payable in shares of Capital Stock, or (ii) subdivide the outstanding Capital Stock or combine the outstanding Capital Stock into a greater or lesser number of shares of Capital Stock, then in each such case the amounts to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Capital Stock outstanding immediately after such event and the denominator of which is the number of shares of Capital Stock that were outstanding immediately prior to such event.

     Dividends shall begin to accrue and be cumulative on outstanding shares of Series One Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series One Preferred Stock, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series One Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series One Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series One Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3.  VOTING RIGHTS.

     (A) Each share of Series One Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series One Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event that the Corporation shall at any time declare or pay any dividend on Capital Stock payable in shares of Capital Stock or effect a subdivision or combination or consolidation of the outstanding shares of Capital Stock (by reclassification or otherwise than by payment of a dividend in shares of Capital Stock) into a greater or lesser number of shares of Capital Stock, then and in each such event, the number of votes per share to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Capital Stock outstanding immediately after such event, and the denominator of which is the number of shares of Capital Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or by applicable law, the holders of shares of Series One Preferred Stock and the holders of shares of Capital Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

     (C) Except as provided herein, or by applicable law, holders of Series One Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Capital Stock as set forth herein) for authorizing or taking any corporate action.

     Section 4.  CERTAIN RESTRICTIONS.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series One Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series One Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or as to assets) with the Series One Preferred Stock, except dividends paid ratably on the Series One Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series One Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series One Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this
Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. REACQUIRED SHARES. Any shares of Series One Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Class A Preferred Stock and may be reissued as part of a new series of Class A Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Subject to the rights and preferences of the holders of any shares of any series of Class A Preferred Stock ranking senior as to assets to this Series One Preferred Stock, (A) upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock unless, prior thereto, the holders of shares of Series One Preferred Stock shall have received an amount per share equal to the Per Share Series One Liquidation Preference. The Per Share Series One Liquidation Preference shall be equal to the sum of (x) $100.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus (y) the Participation Preference. The "Participation Preference" is an amount per each share of Series One Preferred Stock outstanding, equal to the product of (A) the Excess Distribution Amount, as hereinafter defined times (B) a fraction whose numerator is 100 and whose denominator is the sum of (i) the product of 100 times the number of outstanding shares of Series One Preferred Stock, plus
(ii) the product of 100 times a fraction whose numerator is the number of outstanding shares of Capital Stock and whose denominator is the Adjustment Number; provided however, if the foregoing computation results in a negative number, then the Participation Preference shall be 0. Following the payment of the full amount of the Series One Liquidation Preference, holders of shares of Capital Stock shall receive the remaining assets to be distributed.

     The "Excess Distribution Amount" is an amount equal to the amount available for distribution to stockholders of the Corporation after payment of all debts and liabilities less the sum of (i) the liquidation preferences in respect of all shares of preferred stock of the Corporation other than the Series One Preferred Stock, (ii) the product of 100 times the number of outstanding shares of Series One Preferred Stock, and (iii) the product of the number of outstanding shares of Capital Stock times a fraction whose numerator is 100 and whose denominator is the Adjustment Number.

     (B) The Adjustment Number shall initially be 100 and shall be subject to adjustment as provided in this subsection (B). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Capital Stock payable in shares of Capital Stock, (ii) subdivide the outstanding Capital Stock, or (iii) combine the outstanding Capital Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Capital Stock outstanding immediately after such event and the denominator of which is the number of shares of Capital Stock that were outstanding immediately prior to such event.

     Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Capital Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series One Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Capital Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Capital Stock payable in shares of Capital Stock, or (ii) subdivide the outstanding Capital Stock or combine the outstanding Capital Stock into a greater or lesser number of shares of Capital Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series One Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Capital Stock outstanding immediately after such event and the denominator of which is the number of shares of Capital Stock that were outstanding immediately prior to such event.

     Section 8. REDEMPTION. The outstanding shares of Series One Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to (i) the product of the Adjustment Number times the Average Market Value, as such term is hereinafter defined, of the Capital Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest; provided, however, that if and whenever any quarter-yearly dividend shall have accrued on the Series One Preferred Stock which has not been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation may not purchase or otherwise acquire any shares of Series One Preferred Stock unless all shares of such stock at the time outstanding are so purchased or otherwise acquired. The "Average Market Value" is the average of the closing sale prices of the Capital Stock during the 30 day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Capital Stock during such 30-day period on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Capital Stock as determined by the Board of Directors in good faith.

     Section 9. FRACTIONAL SHARES. Series One Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, if applicable, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series One Preferred Stock."